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                                                                    EXHIBIT 21.1

                     SUBSIDIARIES OF HPL TECHNOLOGIES, INC.

1.  Heuristic Physics Laboratories, Inc.
    Incorporated in California

2.  HPLA LLC
    Incorporated in the Republic of Armenia